Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright

Sr. Director, Investor Relations

Epicor Software Corporation

949/585-4509

dswright@epicor.com

Epicor® Reports Preliminary Revenue for 2007 Fourth Quarter;

Expects License Revenue to Increase Year-Over-Year by 11% to 15%

to All Time Quarterly Record of $36 to $37 Million

Consolidated Financial Results Expected to Be Announced February 5, 2008

IRVINE, Calif., January 9, 2008 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of the Global 1000, today announced that based on preliminary financial data, the Company expects software license revenue and total revenue for the 2007 fourth quarter ended December 31, 2007 to exceed the Company’s previously provided guidance. 2007 fourth quarter software license revenue is expected to reach an all time quarterly record of $36 to $37 million, an increase of 11% to 15% over 2006 fourth quarter license revenues of $32.3 million. Epicor expects total revenue for the 2007 fourth quarter to be between $115 and $117 million, also a quarterly record. Hardware and other revenue is expected to be approximately $5 million. The Company expects 2007 fourth quarter non-GAAP diluted earnings per share to be favorably impacted by the Company’s increased preliminary revenue expectations. The Company also affirmed its guidance for 2008 full-year software license revenue growth of 8% to 10% over 2007 full-year software license revenue.

Epicor Chairman and CEO George Klaus commented, “Our preliminary results for the fourth quarter are the ultimate customer validation of the strength of Epicor’s sales team, pipelines, software solutions and go to market strategy. Furthermore, these record revenues demonstrate that the middle market continues to offer an excellent opportunity for accelerated growth for application software providers that can clearly differentiate themselves and provide customers with focused industry leading technology that is easily customizable to meet a customer’s specific requirements. The fact that Epicor can bring all of these elements to a

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Epicor Announces Q4 2007 Preliminary Results

customer, while providing a clear short-term return on investment, a single point of accountability and overall lower total cost of ownership, further distinguishes our Company in the marketplace and presents an excellent opportunity for Epicor to continue to post strong financial results.”

Epicor also said that its recommended acquisition of NSB Retail Systems by way of scheme of arrangement is proceeding as planned, with NSB shareholder meetings to approve the scheme due to take place on January 16, 2008. Subject to customary conditions being satisfied and NSB shareholder and court approvals being given, the acquisition is due to close in the first half of February 2008.

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today's business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including growth rates), earnings and earnings per share (including on a non-GAAP basis), the scheme transaction, timing of closing and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties, including, without limitation, risks associated with market and economic conditions, Epicor’s ability to consummate the transaction, which is subject to certain conditions, and the risks and uncertainties described in Epicor’s Annual Report on Form 10-K for the year ended December 31, 2006 and Quarterly Report on Form 10-Q for the three month period ended September 30, 2007. Actual results may differ materially from those expressed or implied in the forward-looking statements.

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Epicor Announces Q4 2007 Preliminary Results

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measures. The Company uses a non-GAAP earnings measure in its public statements. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses this non-GAAP measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;
•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;
•	a better understanding of how management plans and measures the Company’s underlying business; and
•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.